  Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (hereinafter referred to as this “Amendment”) is made this __27th__ day of _February, 2018_, by and between ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC, a Delaware limited liability company (“Landlord”), and AEHR TEST SYSTEMS, a California corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord (successor in interest to CWCA SCOTT CREEK 28, L.L.C., formerly known as WALTON CWCA SCOTT CREEK 28, L.L.C., successor in interest to SCOTT CREEK THREE TRUST) and Tenant are party to that certain Multi-Tenant Office Triple Net Lease, dated as of July __, 1999 [sic] (the “Original Lease”), as amended by that certain First Amendment, dated as of April 1, 2008 (the “First Amendment”), as further amended by that certain Second Amendment, dated as of November 3, 2014 (the “Second Amendment”, and collectively with the Original Lease, and the First Amendment, the “Lease”, as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 51,289 rentable square feet with a common address of 400 Kato Terrace, Fremont, California, as more particularly described in the Lease (the “Premises”), and located in the Project commonly known as Scott Creek Business Park. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, the Lease Term is scheduled to expire on June 30, 2018, and Landlord and Tenant desire to extend the existing Lease Term for an additional sixty-one (61) full calendar months from such expiration date and to amend the terms and conditions of the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1.           Extension of Lease Term. The Lease Term is hereby extended for a period of sixty-one (61) full calendar months, commencing as of July 1, 2018 (the “Third Extended Lease Term Commencement Date”), and expiring on July 31, 2023 (the “Third Extended Lease Term”). From and after the date hereof, the “Lease Term” shall be deemed to include the Third Extended Lease Term.

2.           Base Rent.

(a)          Base Rent Schedule. Effective as of the Third Extended Lease Term Commencement Date, the monthly Base Rent for the Premises payable by Tenant to Landlord during the Third Extended Lease Term is as follows:

From:	To:	Base Rent (per month)
July 1, 2018	June 30, 2019	$58,982.35
July 1, 2019	June 30, 2020	$60,751.82
July 1, 2020	June 30, 2021	$62,574.38
July 1, 2021	June 30, 2022	$64,451.61
July 1, 2022	July 31, 2023	$66,385.16

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Base Rent, Direct Expenses, or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

(b)          Base Rent Abatement Period. Notwithstanding the foregoing subsection (a), Tenant’s obligation to pay Base Rent shall be conditionally abated as follows (the “Base Rent Abatement Period”):

From:	To:	Base Rent (per month)	Base Rent Abated (per month)	Base Rent Due and Payable (per month)
July 1, 2018	July 31, 2018	$58,982.35	$58,982.35	$0.00

During the Base Rent Abatement Period, Tenant’s obligation to pay Direct Expenses and any and all other charges pursuant to the terms of the Lease shall continue in full force and effect without abatement of any kind. The abatement of Base Rent described above is expressly conditioned on Tenant’s performance of its obligations under the Lease throughout the Lease Term. If there is an event of default by Tenant under the Lease and such event of default leads to the enforcement of any remedies against Tenant (including the termination of the Lease prior to the expiration of the Lease Term), then Tenant shall immediately pay to Landlord on demand, in addition to all other amounts and damages to which Landlord is entitled, the amount of Base Rent which would otherwise have been due and payable during any portion of the Base Rent Abatement Period.

3.            Letter of Credit.

3.1.         Effective as of the date hereof, Section 8 of the Summary (defined in the Original Lease), Article 21 of the Original Lease, Section 3 and Section 4 of the First Amendment, and Section 4 of the Second Amendment are hereby deemed null and void and of no further force and effect.

3.2.         Concurrently with Tenant’s execution and delivery of this Amendment, Tenant shall deliver to Landlord, at Tenant’s sole cost and expense, an unconditional, irrevocable, standby letter of credit (the “Second Letter of Credit”) with an expiration date no earlier than one (1) year after the Third Extended Lease Term Commencement Date in the amount of Seventy-Nine Thousand Nine Hundred Ninety-Nine and 5/100ths Dollars ($79,999.05) (the “Second Letter of Credit Amount”), in the form attached hereto as Exhibit A or in such other form as is reasonably acceptable to Landlord. Tenant shall keep the Second Letter of Credit in place until the date that is at least ninety (90) days following the expiration or earlier termination of the Lease. The Second Letter of Credit shall secure the full and faithful performance of each provision of the Lease to be performed by Tenant pursuant to the following terms and conditions.

3.2.1. The Second Letter of Credit shall state on its face that, notwithstanding the stated expiration date, the term of the Second Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least ninety (90) days prior to any such date of expiration, the issuing bank shall have given written notice to Landlord, by certified mail, return receipt requested at the Landlord’s address for notices under the Lease, or such other address as Landlord shall have given to the issuing bank, that the Second Letter of Credit will not be renewed. The failure of Tenant to cause the Second Letter of Credit to be renewed or reissued at least sixty (60) days prior to the expiration thereof shall constitute an event of default by Tenant under the Lease.

3.2.2. The Second Letter of Credit shall be issued by a financial institution reasonably acceptable to Landlord, which financial institution shall be a bank that accepts deposits, maintains accounts, will negotiate letters of credit, and whose deposits are insured by the FDIC. The Second Letter of Credit must be presentable in Chicago, Illinois or such other United States location reasonably acceptable to Landlord. If the financial institution that issues the Second Letter of Credit makes a general assignment for the benefit of creditors, or commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property, or loses or has its charter revoked, goes into receivership, or is otherwise taken over by any regulatory agency which oversees such issuer, then Tenant shall, promptly, but in no event later than ten (10) days after the occurrence of such event, deliver a replacement Second Letter of Credit to Landlord in the full Second Letter of Credit Amount and otherwise in accordance with the requirements set forth in this Section 3.2, and promptly upon Landlord’s receipt of the replacement Second Letter of Credit, Landlord shall return to Tenant the Second Letter of Credit being replaced.

3.2.3. If Tenant fails to perform fully and timely all or any of Tenant’s covenants and obligations set forth in the Lease, including, without limitation, Tenant’s failure to renew the Second Letter of Credit at least ninety (90) days prior to the expiration thereof, or if Tenant has filed a voluntary petition under the federal bankruptcy code or an involuntary petition has been filed against Tenant under the federal bankruptcy code, Landlord may, without notice to Tenant, execute one or more drafts on the Second Letter of Credit and apply all or any portion of the Second Letter of Credit toward fulfillment of Tenant’s unperformed covenants and/or obligations, including any Rent payable by Tenant that is not paid when due; provided, however, that a failure of Tenant to renew the Second Letter of Credit in accordance with this Section 3.2 shall entitle Landlord to execute a draft for the entire amount of the Second Letter of Credit and such proceeds shall be deemed the property of Landlord until such time as Tenant delivers a replacement Second Letter of Credit to Landlord in the full Second Letter of Credit Amount and otherwise in accordance with the requirements set forth in this Section 3.2, and promptly upon Landlord’s receipt of the replacement Second Letter of Credit, Landlord shall apply the amount of proceeds drawn from the issuing bank upon Tenant’s failure to renew the Second Letter of Credit against the next due installment(s) of Base Rent under the Lease. Any proceeds drawn shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. If, as a result of any application or use by Landlord of all or any part of the Second Letter of Credit, the amount of the Second Letter of Credit shall be less than the Second Letter of Credit Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional (or replacement) letter of credit shall comply with all of the provisions of this section and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Lease, the same shall constitute an immediate event of default by Tenant.

3.2.4. Ninety (90) days after Tenant vacates the Premises, upon the expiration or sooner termination of the Lease, if Tenant is not then in default, Landlord shall return to Tenant the Second Letter of Credit (and any unapplied cash balance of the Second Letter of Credit that had been previously drawn upon); provided that Landlord may retain the Second Letter of Credit (or previously drawn proceeds therefrom) until such time as any Rent and Additional Rent due from Tenant for known defaults in accordance with the Lease has been determined and paid in full by Tenant.

3.2.5. In no event or circumstance shall the Second Letter of Credit or any renewal thereof or any proceeds thereof be deemed to be or treated, or intended to serve as a “security deposit” within the meaning of any applicable law or statute. Tenant hereby waives the provisions of any applicable law, statute, ordinance, or other governmental rule, regulation or requirement which establishes the time frame by which Landlord must refund collateral or security for performance of a tenant’s obligations under a lease. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Second Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Second Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the federal bankruptcy code or otherwise.

3.2.6. Should the Permitted Use be amended to accommodate a change in the business of Tenant or to accommodate a subtenant or assignee, Landlord shall have the right to increase the Second Letter of Credit to the extent necessary, in Landlord’s reasonable judgment, to account for any increased risk to the Premises or increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Tenant occurs during the Lease and following such change the financial condition of Tenant is, in Landlord’s reasonable judgment, materially reduced, Tenant shall deposit such additional monies with Landlord as shall be sufficient to cause the Second Letter of Credit to be at a commercially reasonable level based on said change in financial condition.

3.2.7. Tenant acknowledges that Landlord has the right to sell, mortgage or otherwise convey its interests in the Land and the Building and in the Lease. Tenant agrees that in the event of any such sale, mortgage or other transfer, Landlord shall have the right to transfer, assign and/or endorse the Second Letter of Credit to Landlord’s master lessors, ground lessors, mortgagees or other transferees or assignees and, so long as such master lessors, ground lessors, mortgagees or other transferees or assignees are given physical possession of the Second Letter of Credit and assume the obligations of Landlord under the Lease with respect to same. Tenant shall look solely to such parties for the return of the Second Letter of Credit in accordance with the terms of the Lease. Tenant agrees further that, upon Landlord’s written request, it shall have the Second Letter of Credit issued, at Tenant’s sole cost and expense, in favor of Landlord’s master lessor, ground lessor, mortgagee or other transferee or assignee to be held by any such party in accordance with the terms of the Lease.

4.            AS-IS Condition; Tenant’s Work.

(a)           AS-IS Condition. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will continue to accept the Premises as of the Third Extended Lease Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b)           Tenant’s Work. Notwithstanding the foregoing subsection (a), Tenant may complete the work set forth on Exhibit B attached hereto in accordance with the terms and conditions set forth on such exhibit.

5.             Insurance. Effective solely with respect to the period from and after the Third Extended Lease Term Commencement Date, the Section 10.3, Section 10.4, and Section 10.5 of the Original Lease are hereby amended and restated in their entirety as follows:

“10.3       Tenant’s Insurance. Tenant, at its sole cost and expense, shall maintain during the Lease Term the following insurance: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000 primary per occurrence and $2,000,000 annual aggregate; and in the event property of Tenant’s invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehouser’s legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; (2) special cause of loss form property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by or on behalf of Tenant, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year; (3) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord; (4) employers liability insurance of at least $1,000,000; (5) business automobile liability insurance having a combined single limit of not less than $1,000,000 per occurrence insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or nonowned automobiles; and (6) an umbrella liability policy or excess liability policy having a limit of not less than $3,000,000, which policy shall be in “following form” and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds.

10.4         Form of Policies. Any company writing any of Tenant’s insurance shall have an A.M. Best rating of not less than A-VIII and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). All commercial general liability and, if applicable, warehouser’s legal liability or bailee customers insurance policies of Tenant shall (a) name Tenant as a named insured and Landlord, its property manager, and other designees of Landlord as the interest of such designees shall appear, as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease. Tenant shall provide Landlord with certificates of such insurance as required under this Lease prior to or upon the date of commencement, and thereafter upon renewals prior to the expiration of the insurance coverage. Such certificates shall be on forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming Landlord, its property manager, and other designees of Landlord as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant’s property insurance on any Tenant-insured improvements, and each such endorsement shall be binding on Tenant’s insurance company. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled prior to the expiration date of such policy, or if Tenant receives notice of any cancellation of such insurance policies from the insurer prior to the expiration date of such policy, Tenant shall: (i) immediately deliver notice to Landlord that such insurance has been, or is to be, cancelled, (ii) shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur, and (iii) shall deliver to Landlord a certificate of insurance for such policy.

10.5         Subrogation. Whenever (1) any loss, cost, damage or expense is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party’s failure to maintain the property or business interruption coverage required in this Section 9; or would have been covered but for such party’s election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insurer) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party.”

6.             Landlord’s Notice Address. Landlord’s address for notices set forth in the Lease is hereby deleted in its entirety and is replaced with the following:

c/o GLP US Management LLC Two North Riverside Plaza, Suite 2350 Chicago, IL 60606 Attn: Lease Administration
With a copy to: c/o GLP US Management LLC 5000 Birch Street, Suite 505 Newport Beach, CA 92660 Attention: Regional Director

7.             Address For Rent Payment. The address for rent payment and wire instructions set forth in the Lease are hereby deleted in their entirety and are replaced with the following:

US Mail: ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC PO BOX 843950 LOS ANGELES, CA 90084-3950
Wire and ACH Instructions: BANK NAME: WELLS FARGO BANK CITY/STATE: SAN FRANCISCO CA ABA# 121000248 ACCOUNT # 4155756281 ACCOUNT NAME: ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC

8.             Additional Changes. Effective as of the date hereof, Section 4.2.6(e) of the Original Lease, and Section 7 of the Second Amendment are hereby deemed null and void and of no further force and effect.

9.             Roof. Notwithstanding anything to the contrary in the Lease, Landlord may elect, in its sole discretion and from time to time, to install (or permit the installation of) telecommunication equipment, solar equipment and panels, and any other equipment for any other uses on the roof of the Premises.

10.           OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Lease Term, an event of default will be deemed to have occurred, without the necessity of notice to the defaulting party.

11.           California. To allow for compliance with building performance benchmarking and disclosure laws and regulations (including, but not limited to, compliance with California Public Resources Code §25402.10 and similar or successor laws), Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about Tenant’s utility consumption. To Landlord's actual knowledge, the Premises has not undergone an inspection by a certified access specialist. For purposes of the preceding sentence, Landlord's actual knowledge shall mean and be limited to the actual knowledge of the person who is Landlord's asset manager (not the Building's property manager) on the date this Amendment is executed by Landlord, without any duty of inquiry or investigation, and such asset manager shall have no personal liability if such representation is untrue. California Civil Code Section 1938 provides in relevant part as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Nothing in this paragraph or California Civil Code Section 1938 shall relieve or modify Tenant’s obligations with respect to (i) compliance with all applicable laws, statutes, ordinances, or other governmental rules, regulations or requirements, including without limitation, construction-related accessibility standards, as set forth in the Lease, or (ii) payment of Direct Expenses as set forth in the Lease. Tenant hereby agrees that any Tenant-initiated CASp inspection (i) shall be at Tenant’s sole cost and expense, and (ii) shall take place during normal business hours following reasonable prior written notice to Landlord. Any information contained in a CASp report shall be maintained as confidential.

12.           Tenant’s Broker. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than CBRE. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

13.           No Offer. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

14.           Authority. Tenant represents and warrants to Landlord that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has the full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

15.           Severability. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

16.           Counterparts and Delivery. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord’s request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

17.           Conflict; Ratification. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

TENANT:

AEHR TEST SYSTEMS,
a California corporation

By        /s/ David Fucci
Name:  David Fucci
Title:    Vice President of Operations

By        ________________________________
Name:  ________________________________
 Title:    ________________________________

LANDLORD:

ICON OWNER POOL 1 SF
NON-BUSINESS PARKS, LLC,
a Delaware limited liability company

By:                GLP US Management LLC,
                      a Delaware limited liability company,
                      as agent for Landlord

                      By:       /s/ Robert Munson
                      Name:  Robert Munson
                      Title:    SVP-Regional Director

EXHIBIT A

FORM OF LETTER OF CREDIT

________________________________
[Name of Financial Institution]

Irrevocable Standby Letter of Credit No. _________________________ Issuance Date: ________________ Expiration Date: _______________ Applicant: AEHR TEST SYSTEMS

Beneficiary

ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC
c/o GLP US Management LLC
Two North Riverside Plaza, Suite 2350
Chicago, Illinois 60606
Attention: Treasury Department

cc:
ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC
c/o GLP US Management LLC
5000 Birch Street, Suite 505
Newport Beach, CA 92660
Attention: Regional Director

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of Seventy-Nine Thousand Nine Hundred Ninety-Nine and 5/100ths U.S. Dollars ($79,999.05) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.           An original copy of this Irrevocable Standby Letter of Credit.

2.           Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: "This draw in the amount of ______________________ U.S. Dollars ($____________) under your Irrevocable Standby Letter of Credit No. ____________________ represents funds due and owing to us pursuant to the terms of that certain lease by and between ICON OWNER POOL 1 SF NON-BUSINESS PARKS, LLC, a Delaware limited liability company, as landlord, and AEHR TEST SYSTEMS, a California corporation, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease."

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one (1) year period upon the expiration date set forth above and upon each anniversary of such date, unless at least ninety (90) days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service at the addresses set forth above, that we elect not to so renew this Irrevocable Standby Letter of Credit. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit. We further

EXHIBIT A
1

acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

Presentation made under and in compliance with the terms and conditions of this Letter of Credit received at our office prior to 10:00 a.m. central time on a banking day will be duly honored on the next banking day. Presentation made under and in compliance with the terms and conditions of this Letter of Credit received at our office after 10:00 a.m. central time on a banking day will be duly honored on the second banking day following presentation.

All charges and fees associated with this Irrevocable Standby Letter of Credit, including upon any transfer of the Letter of Credit, shall be for the account of Applicant.

This Irrevocable Standby Letter of Credit is subject to the International Standby Practices (ISP98) ICC Publication No. 590.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at _________________________________________________________________ to the attention of __________________________________.

Very truly yours, ____________________________ [name] [title]

EXHIBIT A
2

EXHIBIT B

TENANT’S WORK

(a)          AS-IS Condition. Tenant shall lease the Premises from Landlord on an “AS-IS” basis, without any representation or warranty of any kind made by Landlord in favor of Tenant and without change or modification thereto of any kind other than the work described in this exhibit.

(b)         Tenant’s Work. Notwithstanding the foregoing subsection (a), Landlord shall contribute up to a maximum amount of $51,289.00 (the “Allowance”) towards Tenant’s alterations and improvements to the Premises as specified below (collectively, the “Tenant’s Work”):

1.
Paint the existing office portion of the Premises.

2.
Install flooring within the office portion of the Premises in lieu of existing flooring.

(c)      Landlord’s Approval; Tenant’s Obligations. The Tenant’s Work shall be subject to the terms of Article 8 of the Original Lease. In addition to obtaining Landlord’s consent as and when required pursuant to Article 8 of the Original Lease, Tenant shall obtain Landlord’s prior written consent for any of the Tenant’s Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for the Tenant’s Work, and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of the Tenant’s Work. All of the Tenant’s Work shall be constructed and undertaken in a good and workmanlike manner and in compliance with all applicable laws, statutes, ordinances, or other governmental rules, regulations or requirements, and Tenant shall perform, at its expense, any alteration or modification required by any applicable laws as a result of the Tenant’s Work. Landlord may monitor the construction of the Tenant’s Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Premises (except in the case of emergency, in which case no prior notice is required). In the event the scope of work requested by Tenant is such that Landlord elects to engage a third-party architect, engineer, or other similar consultant or professional to review such proposed work, Tenant shall reimburse Landlord for its actual, reasonable out-of-pocket costs in reviewing plans and specifications and in monitoring the construction for compliance with such approved plans and specifications. Landlord’s right to approve the Tenant’s Work and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that the Tenant’s Work complies with any applicable law, statute, ordinance, or other governmental rule, regulation or requirement. In addition, Landlord may collect a construction management fee in an amount which shall be calculated based upon the scope of the Tenant’s Work as described herein and any additional work requested by Tenant and agreed to by Landlord, taking into account costs generally payable for similar services within the market area in which the Building is located, and such fee shall be paid, in part or in whole, from the Allowance with any amount not covered by the Allowance to be paid by Tenant directly to Landlord (or, at Landlord’s election, to Landlord’s property manager). Landlord shall provide Tenant with a good faith estimated cost of the expected construction management fee; provided, however, Tenant hereby agrees and acknowledges that the estimated cost of such fee is an estimate only and Landlord makes no guaranty or warranty that such estimate will be accurate.

(d)     Allowance. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of the Tenant’s Work pursuant to the approved plans and specifications. “Eligible Soft Costs” shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to the Tenant’s Work and which relate solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees; provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Lease. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing costs, attorneys’ fees, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal property which is not intended to be permanently affixed to the Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of the Tenant’s Work, (ii) Landlord’s receipt of

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Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who performed the Tenant’s Work, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of the Tenant’s Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant’s use for work performed and submitted for reimbursement in accordance with the terms of this exhibit on or prior to December 31, 2018, at which time Tenant hereby waives any and all rights to any unused portion of the Allowance.

EXHIBIT B
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